Form of Schedule I
Performance Condition (Performance Restricted Stock)

Performance Period: [ ]
Cumulative Target - Adjusted Earnings Per Share: $[ ]

A number of Shares of Performance Restricted Stock equal to a percentage of the Target Number of Shares of Performance Restricted Stock set forth on the Certificate of Grant will become Earned Shares of Performance Restricted Stock on the Determination Date based on the level of achievement of actual Adjusted Earnings per Share during the Performance Period as set forth in the table below. Achievement of actual Adjusted Earnings per Share in between the performance levels set forth in the table below will be pro-rated based on linear interpolation (and the corresponding percentage of Target Number of Shares of Performance Restricted Stock will become Earned Shares of Performance Restricted Stock).

Actual Adjusted Earnings per Share Performance Level	Percentage of Target Number of Shares of Performance Restricted Stock Earned
less than $[ ]	0%
$[ ]	50%
$[ ]	100%
$[ ] or greater	200%

“Adjusted Earnings per Share” means the quotient of (x) the cumulative Adjusted Net Income during the Performance Period divided by (y) Diluted Shares Outstanding.
“Diluted Shares Outstanding” means [ ] shares.
“Adjusted Net Income” means net income excluding: (a) cumulative effect of a change in accounting principle, income or loss from disposed or discontinued operations and any gains or losses on disposed or discontinued operations, all as determined in accordance with United States GAAP; (b) any incremental amortization or depreciation resulting from the application of purchase accounting to the 2007 going-private transaction; (c) any significant severance or other costs related to the Company’s major restructuring efforts ; (d) any significant gains, losses or settlements that impact comparability between years; (e) any gain or loss from the early extinguishment of indebtedness including any hedging obligations or other derivative instrument and any changes in the fair value of gas and diesel fuel derivatives; (f) any share based compensation expense or reversal recorded in accordance with US GAAP; (g) the effects of changes in foreign currency translation rates from such rates used in the calculation of the initial adjusted net income target; (h) the impact of acquisitions and divestitures that impacts the comparability with the target; and (i) the tax impact of the above adjustments to adjusted net income which represents the tax provision or benefit associated with the adjusted income or expenses using the appropriate tax rate.

Note: The performance grid and the defined terms above also remain subject to further review and modification by the Committee (and in the case of executive officers, subject to the approval of the Stock Committee) within the first 90 days of the Performance Period.